Exhibit 2.6

EXECUTION DRAFT

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

TTPN 01

LOUDEYE CORP.

UNSECURED PROMISSORY NOTE
WITH EQUITY REDEMPTION OPTION
$[ ]	November 19, 2002

          This Unsecured Promissory Note with Equity Redemption Option (this "Note") is in the principal amount of $___________ (the "Principal Amount"). This Note is issued as one of a series of notes (the "Notes") pursuant to, and entitled to all of the benefits appurtenant to, the terms and conditions of the Agreement and Plan of Reorganization (the "Merger Agreement") dated November 19, 2002 by and among Loudeye Corp., a Delaware corporation (the "Company"), TT Holding Corp., a Delaware corporation ("TenTV"), and TenTV Acquisition Corp., a Delaware corporation. The following is a statement of the rights of the holder of this Note and the terms and conditions to which this Note is subject, and to which the holder hereof, by the acceptance of this Note, agrees. For purposes of satisfying the obligations of the stockholders of TenTV immediately preceding the Closing (the "TenTV Stockholders") set forth in Article V of the Merger Agreement, without limiting anything else set forth in Article V of the Merger Agreement, until December 31, 2003 the Company shall, subject to the terms of Section 5.2 of the Merger Agreement, have the right to set-off against this Note, or the consideration for which this Note is redeemable, pro rata with all other Notes, the amount of any Damages, up to an aggregate of Six Hundred Seventy Five Thousand Dollars ($675,000.00) (the "Set-off"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

          1.       Principal and Interest.

                    (a)          The Company, as partial consideration paid pursuant to the Merger Agreement, hereby promises to pay to the order of ________________________ (the "Holder"), in lawful money of the United States, the Principal Amount, together with interest, compounded quarterly in arrears, at the rate of five percent (5%) per annum, payable in cash or, at the election of the Company in accordance with Section 5, in shares of common stock of the Company ("Common Stock") at a redemption rate determined by the average last sale price of the Common Stock for the thirty (30) trading days preceding the Maturity Date (as hereafter defined) as listed on a principal securities exchange or trading market, excluding the over-the-counter market (the "Redemption Rate"), or any combination thereof at the Company's election. In the event that the stated interest rate is above the maximum permitted by applicable law, then the stated interest rate instead shall be the maximum permitted by applicable law. In the event the Redemption Rate cannot be calculated in the manner provided above, the Redemption Rate shall be the fair market value as determined by the Company's Board of Directors in good faith.

                    (b)          Subject to reduction of the Principal Amount as a result of any prepayments, which may be made in the sole discretion of the Company from time to time, and in respect of the Holder's proportionate share of (i) the Set-off, (ii) the Excess Appraisal Amount, (iii) the Escrow Expense (as defined in the Escrow Agreement), (iv) the TenTV Stockholders' Representative Expense, (v) the Excess TenTV Stockholders' Representative Expense and/or (vi) the in-the-money value based upon the last sale price of the Common Stock as of the date of issuance thereof as a result of the exercise of the warrants listed on Section 1.5 of the TenTV Disclosure Schedule not exercised or cancelled as of the Effective Time (provided that if the Common Stock is not listed on a principal securities exchange or trading market, excluding the over-the-counter market, on the date of exercise, the value shall be determined by the Board of Directors of the Company in good faith), the Principal Amount of and accrued but unpaid interest on this Note, or so much thereof that is outstanding, will be immediately due and payable on 5:01 p.m. on January 1, 2004 (the "Maturity Date"); provided that if there is a Claim or Third Party Claim that has been made in accordance with the Merger Agreement and is unresolved as of the Maturity Date, the Maturity Date as to the amount required to satisfy such Claim or Third Party Claim will be deemed to occur as to such amounts upon the first to occur of (i) the issuance of a final, nonappealable order of a court, or (ii) definitive written settlement, in each case related to such Claim or Third Party Claim. If the Common Stock is not listed on a principal securities exchange or trading market, excluding the over-the-counter market, on the Maturity Date, then at least fifty percent (50%) of the Principal Amount and accrued but unpaid interest on this Note outstanding as of the Maturity Date will be paid in cash. No interest is due or payable under this Note until the Maturity Date.

                    (c)          This Note may be prepaid without penalty, in whole or in part, at any time, or from time to time, with cash, or Common Stock at the Redemption Rate, or any combination thereof. If the Common Stock is not listed on a principal securities exchange or trading market, excluding the over-the-counter market on the Maturity Date, then at least fifty percent (50%) of the principal of and accrued but unpaid interest on this Note outstanding as of the date of such prepayment will be paid in cash. Common Stock issued or cash paid upon such prepayment will be transferred to the Escrow Agent under the terms of that certain Escrow Agreement among the Company, the Escrow Agent, and the TenTV Stockholders' Representative of even date herewith (the "Escrow Agreement").

                    (d)          If the Company has one or more bona fide Claim(s) or Third Party Claim(s) for Damages incurred or reasonably expected to be incurred by the Loudeye Indemnified Parties pending on the Maturity Date, the Company shall (1) give written notification to the TenTV Stockholders' Representative and the Escrow Agent which contains (i) a description and the amount of any Damages incurred or reasonably expected to be incurred by the Loudeye Indemnified Parties, and (ii) a statement that the Loudeye Indemnified Parties are entitled to indemnification under Article V of the Merger Agreement for such Damages incurred or reasonably expected to be incurred by the Loudeye Indemnified Parties and an explanation of the basis therefore, and (2) direct the Escrow Agent to hold the amount of Damages incurred or reasonably expected to be incurred by the Loudeye Indemnified Parties required to satisfy such Claim or Third Party Claim at the said Maturity Date according to the terms of the Escrow Agreement pending final resolution of such Claim(s) and/or Third Party Claim(s).

                    (e)          Upon payment in full of all principal and interest payable hereunder, this Note shall be surrendered to Company for cancellation.

          2.       Certain Definitions.

                    (a)          "Affiliate" shall have the meaning ascribed to such term under Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

                    (b)           "Authorized Transferee" shall mean, individually, each transferee described in (a), (b) and (c) below. (a) If a Holder is an individual, a pledge of securities, a gift of securities or a transfer of securities without consideration by such Holder, to or for the benefit of any parent, spouse, and natural or lawfully adopted children of such Holder or to any personal trust in which such Holder or any of such members retains the entire beneficial interest, (b) if a Holder is a partnership or limited liability company, a pledge of securities, a distribution or transfer of securities by such Holder to (i) its partners, members or managing directors of its members, (ii) any Affiliate, (iii) any officer of such Holder or (iv) any entity, if following such transfer such Holder shall own a majority of the equity of such entity, as applicable, without consideration, and (c) if the Holder is a departing employee, a sale back to the Company of securities of the Company owned by such employee pursuant to an approved shareholders' agreement or Company Employee Stock Plan, provided that (x) in no event may an Authorized Transferee be a competitor of the Company or an Affiliate of a competitor of the Company, and (y) prior to such pledge, gift, distribution or transfer, such Authorized Transferee, other than an Authorized Transferee described in (c) or in any case in which the transferee is the Company, agrees in writing to be bound by the terms of this Note and any and all laws, and all applicable rules and regulations promulgated under any federal or state securities laws.

                    (c)          "Event of Default" shall mean the occurrence of any of the following: (i) the Company shall fail to make any payment of any principal, interest or other amount when due under this Note; (ii) any breach by the Company of any of its material agreements, undertakings, obligations, representations, warranties or covenants contained in this Note, the Merger Agreement or the Registration Rights Agreement that is not cured within thirty (30) days following receipt by the Company of written notice of such breach; (iii) the Company shall be dissolved or shall make an assignment for the benefit of creditors; or shall have a receiver, custodian, trustee or conservator appointed for all or substantially all its assets; (iv) any case or proceeding under any bankruptcy, insolvency, receivership or similar law affecting the Company shall be commenced (provided that if such case or proceeding is not commenced by the Company, same remains undismissed for a period of sixty (60) days); or (v) the Company admits, in writing, its inability to pay its debts as they become due.

                    (d)          "Registration Rights Agreement" means that certain Registration Rights Agreement dated November 19, 2002 by and among the Company and the TenTV Stockholders.

          3.       Seniority.  The indebtedness represented by the Note shall be pari passu with all other existing or future unsecured funded indebtedness of the Company. The Company shall not, without the prior written consent of the Holders of a majority in interest of the Notes, incur any (i) secured indebtedness in connection with a seller financing related to merger or acquisition consideration other than indebtedness assumed as part of such merger or acquisition, or (ii) unsecured indebtedness that is senior to the indebtedness represented by the Note.

          4.       Acceleration; Event of Default.  Upon the occurrence of an Event of Default, subject to reduction of the Principal Amount as a result of any prepayments, which may be made in the sole discretion of the Company from time to time, and in respect of the Holder's proportionate share of (i) the Set-off, (ii) the Excess Appraisal Amount, (iii) the Escrow Expense (as defined in the Escrow Agreement), (iv) the TenTV Stockholders' Representative Expense, (v) the Excess TenTV Stockholders' Representative Expense and/or (vi) the in-the money value based upon the last sale price of the Common Stock as of the date of issuance thereof as a result of the exercise of the warrants listed on Section 1.5 of the TenTV Disclosure Schedule not exercised or cancelled as of the Effective Time (provided that if the Common Stock is not listed on a principal securities exchange or trading market, excluding the over-the-counter market, on the date of exercise, the value shall be determined by the Board of Directors of the Company in good faith), the Principal Amount of and accrued but unpaid interest on this Note, or so much thereof that is outstanding, shall be immediately due and payable. If such Event of Default is an event described in Section 2(c)(ii) the Company may, in its sole discretion, pay the unpaid Principal Amount hereof and interest hereunder in cash or Common Stock at the Redemption Rate, or any combination thereof; provided however, if such Event of Default results in the Company being delisted from a principal securities exchange or trading market, then at least fifty percent (50%) of the Principal Amount and accrued but unpaid interest on this Note will be paid in cash. Notwithstanding anything else set forth herein, if such Event of Default is not an event described in Section 2(c)(ii), or if the Common Stock is not listed on a principal securities exchange or trading market, excluding the over-the-counter market, upon the occurrence of an Event of Default, then the Company shall pay at least fifty percent (50%) of the Principal Amount and accrued but unpaid interest on this Note in cash. If the Common Stock is not listed on a principal securities exchange or trading market, excluding the over-the-counter market, on the date of such Event of Default, then, notwithstanding the foregoing, at least fifty percent (50%) of the Principal Amount and accrued but unpaid interest on this Note will be paid in cash.

          5.       Redemption Rights; Note Holder Rights.

                    (a)          Except as may otherwise be required by Section 4 hereof, at the Company's option at any time or from time to time prior to the Maturity Date, all or a portion of the outstanding principal balance and accrued but unpaid interest of this Note may be redeemed by the Company in exchange for cash or Common Stock at the Redemption Rate, or any combination thereof, as the same may be adjusted pursuant to subsection 7 below. If the Common Stock is not listed on a principal securities exchange or trading market, excluding the over-the-counter market, on the date of such redemption, then at least fifty percent (50%) of the principal of and accrued but unpaid interest on this Note outstanding as of the date of such redemption will be paid in cash.

                    (b)          If the Company wishes to exercise its right to redeem all or part of this Note for Common Stock, the Company shall give the Escrow Agent written notice of its intent to exercise such right on or prior to the Maturity Date as to the portion to be redeemed.

                    (c)          In the event of redemption of all or any part of this Note for Common Stock, the Company shall grant to the Holder hereof the benefits contained in the Registration Rights Agreement with respect to the shares of Common Stock issued upon such redemption.

                    (d)          The Company shall, immediately prior to any exercise of its right to redeem all or part of this Note for Common Stock, reserve and keep available, out of the authorized and unissued shares of Common Stock, a sufficient number of shares of Common Stock, as may be necessary to issue upon the conversion of this Note and shall take all action necessary so that the shares of Common Stock, when issued shall be validly issued, fully paid, nonassessable and free and clear of all liens, encumbrances or charges.

          6.       Mechanics of Redemption.

                    (a)          Upon the determination by the Company in its sole discretion to redeem any or all of the outstanding principal and/or interest under the Note for Common Stock, the Company shall furnish the notice required by Section 5(b) hereof. The Company shall promptly thereafter commence to undertake all such actions that it deems necessary or appropriate to consummate the redemption, including without limitation the solicitation of votes of stockholders of the Company in connection therewith and shall issue the Common Stock promptly following receipt of all applicable consents, waivers and approvals, and/or the passage of all time to object to such actions. Notwithstanding anything set forth herein to the contrary, the Company may, at any time, seek the approval of its stockholders of one or more redemptions hereunder. In the event that the Company obtains such approval, unless the stockholder vote requires same, the Company shall have no obligation to consummate the redemption.

                    (b)          Upon the redemption of this Note, the outstanding principal and accrued interest of this Note shall be redeemed without any further action by the Holder and whether or not this Note is surrendered to the Company or the Exchange Agent. Upon receipt of the notice required by Section 5(b) hereof, the Escrow Agent shall deliver the Notes to the Company or the Exchange Agent. The Company shall, as soon as practicable after such delivery, issue and deliver to (i) in the event of a prepayment, the Escrow Agent on behalf of such Holder, and (ii) upon the Maturity Date, such Holder, a certificate or certificates for the securities to which the Holder or the Escrow Agent, as applicable, shall be entitled and a check payable to the Holder or the Escrow Agent, as applicable, in the amount of any cash amounts payable as the result of a redemption into fractional shares of the securities to which the Holder or the Escrow Agent, as applicable, is entitled. All such shares issued upon redemption shall be validly issued, fully paid, nonassessable and free and clear of all liens, encumbrances or charges. In any event, the Holder and not the Escrow Agent shall be treated for all purposes as the record holder or holders of such securities on such date.

          7.       Reclassification, Merger or Consolidation.  In case of any reclassification or change of securities issuable upon redemption of this Note or in case of any consolidation or merger of the Company with or into another company, or in case of any sale of all or substantially all of the assets of the Company (any of which being referred to herein as a "Transfer"), the Company or such successor or purchasing entity, as the case may be, shall provide that this Note shall be convertible into cash or the kind and amount of securities and property that would have been receivable by the Holder hereof upon conversion had the date immediately prior to such Transfer been the Maturity Date, or any combination thereof at the discretion of the successor or purchasing entity, and shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for herein. The above provisions shall similarly apply to successive Transfers.

          8.       Restrictions on Transferability.

                    (a)          Neither this Note nor the shares of Common Stock into which this Note is redeemable shall be transferable except as specified in this Section 8 and the Registration Rights Agreement. The Holder will cause any proposed transferee of this Note (or of the Common Stock into which this Note is redeemable) held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 8 and the Registration Rights Agreement, if applicable. Subject to the last sentence of this Section 8(a), the Holder may not transfer this Note without the prior written consent of the Company, which such consent shall not be unreasonably withheld or delayed. Notwithstanding the preceding sentence, the Holder may transfer, without the consent of the Company, this Note (or the Common Stock into which the Note have been redeemed) to (A) any person that is an Affiliate of such Holder or (B) an Authorized Transferee.

                    (b)          Each of the certificates representing shares of Common Stock issued upon redemption of this Note, shall (unless otherwise permitted by the provisions of Section 8(c) below) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws) and shall be considered "Restricted Securities":

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

                    (c)          The Holder of this Note or certificate representing Restricted Securities, by acceptance hereof and thereof, agrees in writing to comply with the provisions of this Section 8(c). Prior to any proposed transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act of 1933, as amended, covering the proposed transfer, the holder thereof shall give written notice to the Company of such Holder's intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer (including the names of the transferees, if known) in sufficient detail, and shall be accompanied (except in the following cases, with respect to which the requirements set forth in the balance of this sentence need not be complied with if the transferee agrees in writing to be bound by the then applicable provisions of this Section 8: (A) transactions in compliance with Rule 144 so long as the Company is furnished with satisfactory evidence of compliance with such Rule; and (B) transactions involving the transfer of Restricted Securities by any holder who is an individual to any Authorized Transferee or any person that is an Affiliate of such Holder) by either (i) a written opinion of legal counsel who shall be reasonably satisfactory to the Company addressed to the Company and reasonably satisfactory in form and substance to the Company's counsel, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) a "no action" letter from the Securities and Exchange Commission (the "Commission") to the effect that the distribution of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the Holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company. Each certificate evidencing the Restricted Securities transferred as above provided shall bear the appropriate restrictive legend set forth in Section 8(b) above, except that such certificate shall not bear such restrictive legend if in the reasonable opinion of counsel for the Company such legend is not required in order to establish compliance with any provisions of the Securities Act.

          9.       Assignment.  The rights and obligations of the Company and the Holder of this Note will be binding upon and inure to the benefit of the successor, assigns, heirs, administrators and transferees of the parties. The Company may assign its rights or obligations under this Note without the prior written consent of the Holder. The rights of the Holder of this Note shall not be assignable without the prior written consent of the Company, except upon a permitted transfer as provided in Section 8.

          10.      Governing Law.  THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE AS SUCH LAWS ARE APPLIED TO AGREEMENTS BETWEEN DELAWARE RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN DELAWARE. THE PARTIES TO THIS AGREEMENT HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO DISPUTES ARISING UNDER THIS AGREEMENT AND CONSENT TO A BENCH TRIAL WITH THE APPROPRIATE JUDGE ACTING AS THE FINDER OF FACT.

          11.      Notices.  The Company and each surety, endorser, guarantor or other party ever liable for payment of any sums or money payable on this Note jointly and severally waive all presentments, demands for performance, notices of default and nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance, and any other notices or demands whatsoever and agree that their liability on this Note shall not be affected by any renewal or extension of any time of payment hereof. THE COMPANY HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING TO THE EXTENT PERMITTED UNDER ANY APPLICABLE STATE, FEDERAL OR OTHER LAW OR REGULATION, WITH RESPECT TO ANY PREJUDGMENT REMEDY THAT THE HOLDER MAY USE.

          12.      Miscellaneous.  No delay or omission by the Holder in exercising any right or remedy hereunder or under any guaranty hereof shall operate as a waiver of such right or remedy or any other right or remedy, and a waiver on one occasion shall not be a bar to or waiver of any right or remedy on any other occasion. All rights and remedies of the Holder hereunder, under any other applicable document and under applicable law shall be cumulative and not in the alternative. No provision of this Note or any guaranty hereof may be waived or modified orally but only by a writing signed by the party against whom enforcement of such amendment, waiver or other modification is sought.

[THE NEXT PAGE IS THE SIGNATURE PAGE.]

LOUDEYE CORP.,
a Delaware Corporation

By:
Name: John T. Baker IV
Title: Chief Executive Officer